Exhibit 99.1

Shopping.com Ltd.

Conference call held on February 3, 2005 reporting financial results for the quarter ended December 31, 2004

Lynn Brinton (Vice President, Corporate Communications)

Good afternoon and thank you for joining us today on Shopping.com’s fourth quarter 2004 earnings call. This call is also being broadcast over the web and can be accessed from the investor relations section of the Company’s website at www.shopping.com. With me on today’s call are Dan Ciporin, Chairman and Chief Executive Officer of Shopping.com, and Greg Santora, Chief Financial Officer.

We would like to remind you that during the course of this conference call Shopping.com’s management will make forward-looking statements, including predictions and estimates that involve a number of risks and uncertainties. Actual results may differ materially from any future performance suggested in the Company’s forward-looking statements. We refer you to the Company’s SEC filings, including Form S-1 for important risk factors that could cause actual results to differ materially from those contained in any forward looking statement. We expressly disclaim any obligation to update this forward-looking information.

Throughout this call Shopping.com will be referring to our GAAP financial information as well as providing some insights as to Adjusted EBITDA and non-GAAP measures. Adjusted EBITDA is not in accordance with, or an alternative to, GAAP financial measures and may be different from pro forma measures used by other companies. The Company has provided a clear reconciliation between GAAP Net Income and Adjusted EBITDA with the financial statements attached to the earnings release.

A replay of this call will be available on the IR section of the Shopping.com website starting later this afternoon.

And now I’d like to turn the call over to Dan Ciporin.

Dan Ciporin (Chief Executive Officer)

Thanks Lynn, and thanks everyone for joining us today for our first earnings call as a public company. Shopping.com had another strong quarter, reporting record revenue and profitability for both the quarter and 2004. Revenue for the quarter was $33.6 million and Adjusted EBITDA was $9.2 million. We ended full-year 2004 with revenue of $99 million and Adjusted EBITDA of $22.0 million.

Since this is our first call as a public company, I’d like to take a moment and provide you with some background on the business. Shopping.com is the leading online comparison shopping service. We sit at the intersection of the Internet’s fastest growing market segments: ecommerce and online advertising. We are transforming both the way consumers buy and the way merchants sell online.

We use the power of the Internet and our own proprietary technology to gather and configure massive amounts of ecommerce data to provide consumers with the broadest range of well organized, highly structured data to inform their purchase decisions, including price, brand, product specs and reviews.

For merchants, we transform browsers into buyers leading to much higher conversion to sale. We believe that in doing so that we’ve unlocked, or monetized, the value of informed choice. By the time a consumer at Shopping.com clicks on a merchant offer they are significantly more likely to make the purchase than if they had come directly from one of the major search engines.

Merchants pay us on a per lead basis to provide them with these high quality referrals, and can easily calculate the effectiveness of their spending with Shopping.com using our free ROI tracking tools. The high conversion rate of our leads provides a very high ROI for merchants and in turn enables us to grow average revenue per lead. In fact, the sustainable momentum in our business is driven by increased leverage and optimization around conversion to sale. As you know, increasing numbers of merchants making investments in both CPM brand building online and search engine marketing have driven impressive growth in online advertising. We believe these same merchants will increasingly invest in online comparison shopping because it offers merchants the ability to generate even greater ROI than traditional CPM and CPC.

As we look at our business, there are a few key metrics that we believe are important in driving growth and we intend to provide investors with these metrics on a quarterly basis. Revenue growth for Shopping.com is primarily driven by a combination of growth in paid lead referrals and average revenue per lead. While the combination of these two metrics is important, conversion to sale is the most important, a metric that speaks most directly to both consumer and merchant satisfaction. In order to maximize conversion to sale, we may, in some instances, refine our site in a way that leads to a decrease in the number of paid leads while increasing the value and pricing of those leads. As long as our revenue per lead follows accordingly over time, we will continue to achieve consistent revenue growth. Ultimately, we seek to maximize the total gross merchandise sales for our merchants through our service.

Other important metrics for us are the number of products and categories covered which is reflected in the number of SKUs on our site, and the structuring of specific categories. During Q4, we structured new product categories for products ranging from home media servers to coffee grinders and we added additional structure in categories ranging from sunglasses to sporting goods. These efforts resulted in average conversion to sale increases of 34% in these categories. In general, structuring a category increases conversion to sale while reducing conversion to leads and the result allows us to increase our revenue per lead. We look forward to updating you on our progress in this area each quarter and have provided a metrics sheet along with our earnings release to help you in this regard.

Now to dive into the Q4 results, according to ComScore, Shopping.com – with more than 25 million unique visits in December – was the third most visited online retailer behind eBay and Amazon and had the most traffic of any comparison shopping site, ahead of the comparison shopping services of much larger companies such as Yahoo and Google. While we do not break out specific sources of traffic, I will say that our organic traffic, that is, from people bookmarking or typing in Shopping.com, continues to be the fastest growing source of our traffic.

Average revenue per paid merchant lead increased 30% over Q403. This increase was driven primarily by a seasonal price increase we implemented in November to appropriately capture our value share in improved conversion to sale at that time of the year. During the fourth quarter, we also generated about 92 million paid leads, an increase of 17% from Q403.

In Q4 we also made several improvements to our site including the launch of our Smart Shopper Club and Cash Back program designed to provide the highest quality leads to merchants. Smart Shopper allows registered members to receive up to 5% cash back on purchases from participating merchants. We designed this program as a means of increasing propensity to buy as well as customer loyalty. While these programs are still in rollout mode, the initial consumer response has been very positive.

Partnerships remain an important part of our growth, and in October we renewed our UK contract with Google. You should also know that Shopping.com powers the comparison shopping services for many websites including AT&T, Verizon, Ziff-Davis publications and Earthlink.

Moving on to our international expansion, we believe that there is a significant global opportunity for our service, an opportunity that is vitally important to address this year. In fact, we believe it is as big, if not bigger than the domestic opportunity. I’m sure you are aware that many Internet and media companies derive more than 40% of their revenue from outside the U.S. We believe and industry analysts’ surveys suggest that we have a similar opportunity. For this reason we intend to invest management’s time and financial resources to address this opportunity in 2005 and beyond.

As many of you know, we have had a very successful and profitable business in the UK for the past four years. We’ve grown the percentage of revenues coming from the UK from 9% in 2002 to 15% in 2004. We see this success repeating itself and continuing to grow with our plans to launch

Shopping.com in France during the first half of 2005 followed by Germany later in the year.

A critical underpinning of our international expansion and differentiation is the unified, global product catalog we are developing to serve all international markets. This not only makes us scaleable, but will serve as one of the codes in unlocking the power of informed choice on a global basis for consumers and merchants. For consumers, transparency of merchant, cost and product specs will help them take advantage of the significant deltas in price across borders. Our proprietary technology will enable the simple management of these calculations and conversions on a cross-border and ultimately a truly global basis. Merchants benefit from exposure to a much larger and more diverse market, a global market rather than just a national one.

Now, I’ll turn the call over to Greg to review our financials.

Greg Santora (Chief Financial Officer)

Thanks Dan. We are quite pleased with our financial results for the fourth quarter of 2004 as well as for the full year. Before I get into the numbers, I think it is important to point out that due to the seasonality inherent in our business, with 33% to 38% of our annual revenue coming in the fourth quarter, it is more meaningful to measure our results on a year over year basis rather than sequentially.

Total revenue for the fourth quarter of $33.6 million dollars was up 33% over the prior year quarter, bringing revenue for the full year to $99 million dollars, up 48% over the prior year.

Revenue growth for Q4 was driven by a 17% increase in paid leads referrals and a 16% increase in average revenue per lead. Average revenue per merchant lead grew 30% over the fourth quarter of last year. For the full year, paid leads increased by 45%.

Sponsor listing revenues represented 40% of our total revenue for the fourth quarter and 44% of total revenues for the year.

Our Adjusted EBITDA for the quarter was $9.2 million representing a 117% increase over Q4 of last year. For the year, Adjusted EBITDA was $22.0 million representing a 72% increase over fiscal 2003.

Net income before the deemed dividend for the fourth quarter was $6.3M, or 22 cents per diluted share as compared to $2.1 million or 9 cents per diluted share reported in the fourth quarter of 2003. For the full year net income before the deemed dividend increased 77% to $12.2 million versus $6.9 million last year.

As a result of our recent IPO, the Company recorded a non-cash deemed dividend of $7.2 million in the fourth quarter. You may recall we also booked a non-cash charge in the second quarter for the deemed dividend to bring the total for the year to $17.7 million.

Weighted average shares outstanding for the fourth quarter for the purposes of calculating diluted EPS were 28.9 million.

Now let’s briefly provide some insights on our spending:

Cost of revenues in the fourth quarter were $1.5 million compared to $1.0 million in the prior year. The increase was primarily due to increases in traffic and the number of SKUs on our site as well as building out our second outsourced data center.

R&D expenses in the quarter were $2.8 million versus $2.4 million in the fourth quarter of last year. R&D for the full year was $10.7 million versus $7.1 million for fiscal 2003. The 51% increase is due to our continued efforts to improve the experience shoppers have on our site as well as our investment in upgrading our platform to support our geographic expansion plans.

Sales & Marketing expenses in the fourth quarter were $16.5 million compared to $14.7 million the prior year quarter and $50.4 million for FY04 versus $37.3 million in FY03. The increases were primarily attributable to a rise in our online marketing as we continue to improve our ability to generate positive ROI levels. The 61% increase in on line marketing for the fourth quarter of this year was offset by a reduction in offline marketing of approximately $4 million from the previous year.

G&A expenses in the quarter were $4.6 million versus $3.5 million in the prior fourth quarter. For the year G&A increased to $13.8 million from $8.8 million in the prior year. The increase for the quarter and the year was primarily driven by investing in finance and legal resources to build a public company infrastructure.

Stock-based compensation in the quarter was $2.5 million versus $900,000 in Q4 of last year. The increase is primarily attributable to an increase in variable stock charges which is tied to price movements in our stock.

In 2005 we anticipate growing our operating expenses between 35% and 40%. Our investments will include headcount increases in R&D to support product innovation both domestically and internationally, international sales, marketing and business development for the launch of France and Germany and G&A to comply with SOX 404. In addition to our headcount increases we expect to grow on line marketing both domestically and internationally since we continue to be able to make those marketing investments profitably.

Now, I’ll turn the call back to Dan.

Dan Ciporin (Chief Executive Officer)

Thanks, Greg.

Looking ahead, 2005 will be an important year where we will balance margin expansion with strategic investment to accelerate and solidify our leadership in this dynamic space. We expect revenue in the first quarter to range between $27.0 million and $28.0 million and Adjusted EBITDA from

$4.0 million to $4.5 million. For full year 2005 we expect revenues to be in the range of $125 million to $132 million and Adjusted EBITDA in the range of $24.0 million to $26.0 million. However, to better understand the profit growth in our core business, you need to remember that we are making an investment in international expansion of between $1.0 million and $1.5 million in the first quarter and approximately $8 million to $10 million for the full year of 2005. As I previously discussed, we believe this investment is essential to capitalize on the international growth opportunity. Excluding this investment our Adjusted EBITDA on the core business would be growing between 33% and 49% on revenue growth in our core business of between 23% and 29%.

Let me close by saying that Q4 was another quarter of record revenue and strong profitability for Shopping.com. We continue to lead our sector and experience strong, sustainable momentum in the market and our business driven by increased leverage and optimization around our superior conversion to sale. To best realize growth in 2005, we will continue to refine our services for both shoppers and merchants as we expand into new categories, add new features and invest for growth to amplify the market opportunity as we grow our leadership position internationally.

I’d like to thank all of our employees for doing a terrific job, and I thank you for your attention today. Iggy Fanlo, our Chief Revenue Officer has joined us for Q&A, so now we’ll be happy to take your questions.

Shopping.com Ltd.

Reconciliation of Net income (loss) Attributable to Ordinary Shareholders to Adjusted EBITDA

(amounts in thousands)

	Three Months Ended		Twelve Months Ended
	December 31, 2003	December 31, 2004	December 31, 2003	December 31, 2004
Net income (loss) attributable to ordinary shareholders	$2,069	$(917)	$6,922	$(5,536)

Adjustments:
Deemed dividend	—	7,200	—	17,700
Stock-based compensation	934	2,513	2,495	6,205
Amortization of intangible assets	168	176	500	705
Restructuring and other nonrecurring charges	763	—	1,019	612
Depreciation and amortization	563	863	2,310	2,803
Interest and other (income) expense, net	(371)	(867)	(640)	(778)
Provision for income taxes	108	218	158	249

Total adjustments	2,165	10,103	5,842	27,496

Adjusted EBITDA	$4,234	$9,186	$12,764	$21,960

Adjusted EBITDA is defined as: net income (loss) attributable to ordinary shareholders plus deemed dividend, provision for income taxes, interest expense, depreciation, amortization, stock based compensation, and restructuring and other charges, and less interest and other income (expense), net.

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